AgileThought Announces Resignation of Chief Financial Officer and Appointment of New CFO

Irving, TX, August 2, 2023 (GLOBE NEWSWIRE) -- AgileThought, Inc. ("AgileThought" or the “Company”) (Nasdaq: AGIL), a leading technology consulting firm, today announced that its Chief Financial Officer, Amit Singh, has resigned from his position, effective July 28, 2023, to pursue other career interests. The company thanks Amit for his valuable contributions during his tenure and wishes him the best in his future endeavors.

Simultaneously, AgileThought is pleased to announce the appointment of Carolyne Cesar, a seasoned executive with over 20 years of experience at AgileThought, as the new Chief Financial Officer, effective immediately. Carolyne has been an integral part of the company's growth journey and has consistently demonstrated exceptional commitment and versatility throughout her various roles within the organization.

"Carolyne's extensive knowledge of AgileThought's financial landscape, combined with her remarkable leadership abilities, makes her the ideal candidate to take on the role of CFO," said Manuel Senderos, Chief Executive Officer of AgileThought. "Her deep understanding of our company's values, vision, and operations positions us confidently for future success and continued growth."

During her tenure at AgileThought, Carolyne has consistently displayed a strong dedication to driving financial excellence, contributing significantly to the company's financial strategies, and ensuring operational efficiencies across the organization. Her unwavering commitment to AgileThought's mission has earned her recognition among colleagues and peers.

Carolyne commented, "I am deeply honored and excited to take on this new responsibility as CFO. AgileThought is a company I have been proud to call home for more than two decades, and I look forward to continuing to work with our exceptional team to deliver value to our clients and stakeholders."

About AgileThought, Inc. AgileThought is a leading technology consulting firm that transforms businesses by creating innovative solutions to drive growth and enhance efficiency. With a diverse portfolio of clients across various industries, AgileThought provides cutting-edge expertise in software development, digital transformation, and custom IT solutions. The company is renowned for its ability to deliver exceptional results that align with clients' goals and drive long-term success.

For more information about AgileThought, please visit www.agilethought.com.